Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated February 24, 2012 PRICING SUPPLEMENT No. 177 dated February , 2012 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities Upside Participation To A Cap

Growth Securities Notes Linked to a Commodity Basket due September , 2018

■  Linked to a commodity basket comprised of silver (12.5%), copper (12.5%), nickel (12.5%), corn futures (12.5%), sugar futures (12.5%), soybean futures (12.5%), crude oil futures (12.5%) and gasoline futures (12.5%)

■   240% to 250% participation in the upside performance of the basket, if any, subject to a capped value of 146% of the original offering price per note

■  Protection against a decline in the basket

■  Term of approximately 6.5 years

■  No periodic interest payments

Investing in the notes involves risks. See “Risk Factors” on page PRS-11.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	1.00%	99.00%
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $27.50 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $30.00 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Investment Description

The Notes Linked to a Commodity Basket due September     , 2018 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the basket of individual commodities and commodity futures contracts (the “Basket”) increases from its starting level to its ending level, provided that the amount received per note will not be more than the capped value of 146% of the original offering price per note, and (ii) repayment of principal regardless of the performance of the Basket, in each case subject to the credit risk of Wells Fargo. The Basket is comprised of the following equally-weighted basket components, with each basket component having a 12.5% weighting: silver; copper; nickel; corn futures; sugar futures; soybean futures; crude oil futures; and gasoline futures.

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

¡	Prospectus Supplement dated April 23, 2010 and the Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Basket, which is comprised of eight equally-weighted basket components, and desire to enhance any increase in the Basket, in each case subject to the capped value, and protect against a decline in the Basket by:

☐	participating 240% to 250% in any increase in the ending level over the starting level, subject to the capped value of 146% of the original offering price per note; and

☐	providing for the repayment of the principal amount at maturity regardless of the performance of the Basket;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	seek current income;

¡	seek full exposure to the upside performance of the Basket;

¡	are unwilling to accept the risk of exposure to the three commodities and five commodity futures contracts in the Basket;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following “basket components,” with the return of each basket component having a 12.5% weighting: silver; copper; nickel; corn futures; sugar futures; soybean futures; crude oil futures; and gasoline futures.

Pricing Date:	, 2012

Issue Date:	March , 2012

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•  If the ending level is greater than the starting level: the lesser of:

(i)     the original offering price per note plus:

[	original offering price per note x	[	ending level – starting level starting level	]	x participation rate	]	; and
(ii) the capped value; or • If the ending level is less than or equal to the starting level: the original offering price per note.

Stated Maturity Date:	September , 2018. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) September , 2018 and (ii) three business days after the ending level is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Starting Level:	The “starting level” is 100.

Ending Level:	The “ending level” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 12.5% of the component return of silver; (B) 12.5% of the component return of copper; (C) 12.5% of the component return of nickel; (D) 12.5% of the component return of corn futures; (E) 12.5% of the component return of sugar futures; (F) 12.5% of the component return of soybean futures; (G) 12.5% of the component return of crude oil futures; and (H) 12.5% of the component return of gasoline futures.

PRS-3

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” will be the settlement price of such basket component on the pricing date; provided, however, that if a market disruption event occurs or is continuing with respect to a basket component on the pricing date, the calculation agent will determine the initial component price of such basket component by reference to the settlement price of such basket component on the next trading day for such basket component on which a market disruption event has not occurred or is not continuing for such basket component; provided, further, that if a market disruption event occurs or is continuing with respect to a basket component on each of the five trading days for such basket component following the pricing date, then the calculation agent will determine the initial component price of such basket component subject to a market disruption event based upon its good faith estimate of the settlement price of such basket component on that fifth trading day; and

•   the “final component price” will be the settlement price of such basket component on the calculation day.

Participation Rate:	The “participation rate” will be determined on the pricing date and will be within the range of 240% to 250%.

Capped Value:	The “capped value” is 146% of the original offering price per note ($1,460 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Settlement Price:

The “settlement price” of a basket component on any day will be:

(i)        in the case of silver, the official fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, expressed in U.S. cents per troy ounce, as calculated by the London Silver Market on that day (the “London silver fixing price”);

(ii)      in the case of copper, the official cash offer price per tonne of copper Grade A on the London Metal Exchange (the “LME”) for the spot market, expressed in U.S. dollars per tonne, traded on the LME on that day (the “LME copper Grade A price”) as made public by the LME;

(iii)     in the case of nickel, the official cash seller and settlement price per tonne of Primary Nickel, expressed in U.S. dollars per tonne, traded on the LME on that day (the “LME Primary Nickel price”) as made public by the LME;

PRS-4

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

(iv)     in the case of corn futures, the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the Chicago Board of Trade (the “CBOT”) on that day (the “CBOT corn price”) as made public by the CBOT;

(v)      in the case of sugar futures, the official settlement price per pound of deliverable-grade cane sugar of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per pound, traded on the Intercontinental Exchange (“ICE”) on that day (the “ICE sugar price”) as made public by the ICE;

(vi)     in the case of soybean futures, the official settlement price per bushel of deliverable-grade soybeans of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the CBOT on that day (the “CBOT soybean price”) as made public by the CBOT;

(vii)    in the case of crude oil futures, the official settlement price per barrel of the first nearby month futures contract for ICE Brent crude oil, expressed in U.S. dollars per barrel, traded on the ICE on that day (the “ICE Brent crude price”) as made public by the ICE; and

(viii)  in the case of gasoline futures, the official settlement price per gallon of the first nearby month futures contract for New York Mercantile Exchange (“NYMEX”) RBOB gasoline, expressed in U.S. dollars per gallon, traded on the NYMEX on that day (the “NYMEX RBOB gasoline price”) as made public by the NYMEX.

The term “first nearby month futures contract” for a commodity on any day refers to the futures contract for that commodity with the last trading day closest to such day and the term “second nearby month futures contract” for a commodity refers to the futures contract for that commodity with the last trading day immediately after the last trading day of the first nearby month futures contract for that commodity.

PRS-5

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

Calculation Day:	August 31, 2018. If such day is not a trading day with respect to a basket component, the calculation day for such basket component will be postponed to the next succeeding day that is a trading day with respect to such basket component. If a market disruption event occurs or is continuing with respect to a basket component on the calculation day, the calculation day for such basket component will be postponed to the first succeeding trading day for such basket component on which a market disruption event for such basket component has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the fifth scheduled trading day after the scheduled calculation day for such basket component, that fifth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed five scheduled trading days for such basket component after the scheduled calculation day for such basket component and such fifth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the basket component on such fifth scheduled trading day, the calculation agent will determine the settlement price of such basket component on such fifth scheduled trading day based on its good faith estimate of the settlement price. Notwithstanding a postponement of the calculation day for a particular basket component due to a non-trading day or a market disruption event with respect to such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by a non-trading day or a market disruption event.
Market Disruption Events:

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(i)       with respect to silver: (A) a material limitation or suspension of trading in the London silver fixing market; or (B) the failure of the London Silver Market to announce or publish the London silver fixing price;

(ii)      with respect to copper: (A) a material limitation or suspension of trading in copper Grade A on the LME; or (B) the failure of the LME to announce the LME copper Grade A price;

(iii)     with respect to nickel: (A) a material limitation or suspension of trading in Primary Nickel on the LME; or (B) the failure of the LME to announce the LME Primary Nickel price;

(iv)     with respect to corn futures: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade corn; or (B) the failure of the CBOT to announce the CBOT corn price;

(v)      with respect to sugar futures: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade cane sugar; or (B) the failure of the ICE to announce the ICE sugar price;

(vi)     with respect to soybean futures: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade soybeans; or (B) the failure of the CBOT to announce the CBOT soybean price;

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

(vii)    with respect to crude oil futures: (A) a material limitation or suspension of trading in the first nearby month futures contract for ICE Brent crude oil traded on the ICE; or (B) the failure of the ICE to announce the ICE Brent crude price; and

(viii)  with respect to gasoline futures: (A) a material limitation or suspension of trading in the first nearby month futures contract for NYMEX RBOB gasoline traded on NYMEX; or (B) the failure of NYMEX to announce the NYMEX RBOB gasoline price.

For purposes of determining whether a market disruption event has occurred or is continuing with respect to a basket component, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant trading facility.

Trading Day:	A “trading day” means (i) with respect to silver, any day on which the LBMA is open for trading, (ii) with respect to copper and nickel, any day the LME is open for trading, (iii) with respect to corn and soybeans, any day the CBOT is open for trading, (iv) with respect to sugar and crude oil, any day the ICE is open for trading, and (v) with respect to gasoline, any day the NYMEX is open for trading.
Discontinuance of Quotations; Alteration of Manner of Quotation:

If the quotation source for a basket component discontinues quoting the settlement price for such basket component as provided herein and another entity publishes a quotation that the calculation agent determines, in its sole discretion, to be comparable to the discontinued quotation, then any subsequent settlement price will be determined by reference to the quotation of such settlement price provided by such successor entity (in any such case, referred to herein as a “successor quotation source”) on the date that the settlement price is to be determined.

Upon any selection by the calculation agent of a successor quotation source, Wells Fargo will cause notice to be given to the holders of the notes.

If the quotation source for a basket component discontinues quoting the settlement price for such basket component as provided herein and the calculation agent determines that no successor quotation source for such settlement price is available at such time, then any subsequent settlement price will be determined by reference to the calculation agent’s good faith estimate of the settlement price for such basket component.

If a successor quotation source is selected or the calculation agent calculates a settlement price in the absence of a successor quotation source, such successor quotation source or settlement price will be used for all purposes with respect to calculation of the redemption amount, including for purposes of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of a quotation of a basket component by a quotation source may adversely affect the value of the notes.

If the method of quoting a settlement price as provided herein is changed in a material respect by a quotation source or a successor quotation source, then the calculation agent

PRS-7

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

will, on the date that the settlement price is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a settlement price for such basket component as if such changes had not been made. The calculation agent will calculate the redemption amount with reference to the settlement price, as adjusted.
Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•   determine whether a market disruption event has occurred;

•   determine if adjustments are required to the settlement price of a basket component under various circumstances; and

•   if quotation of the settlement price of a basket component is discontinued, select a successor quotation source or, if no successor quotation source is available, determine the settlement price of the basket component.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration:	In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.
No Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Material Tax Consequences:

The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion under “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

Comparable Yield and Projected Payment Schedule:

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to         % per annum, compounded semi-annually, with a single projected payment at maturity of $         based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes

PRS-8

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

on a calendar-year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $         in 2012, $         in 2013, $         in 2014, $         in 2015, $         in 2016, $         in 2017, and $         in 2018. However, in 2018, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $         , depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $         for each $1,000 investment in the notes, you will be required to increase the amount of ordinary income that you recognize in 2018 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $         for an investment of $1,000, you would decrease the amount of ordinary income that you recognize in 2018 by an amount equal to such difference. If the amount you receive on the stated maturity date is less than $         for each $1,000 investment in the notes, you will recognize an ordinary loss in 2018. See “United States Federal Income Tax Considerations” below.

If you are a secondary purchaser of the notes, the tax consequences to you may be different.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 1.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive up to $1.00 of the structuring and development costs discussed on the cover page hereof for each $1,000 note it sells.
Supplemental Plan of Distribution:

Notice to Prospective Investors in Argentina

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided in this pricing supplement and the prospectus supplement and prospectus do not constitute a public offering in Argentina. Consequently no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor any listing authorization of the notes has been requested on any stock market in Argentina.

Notice to Prospective Investors in Brazil

The notes may not be offered or sold to the public in Brazil. Accordingly the notes have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Notice to Prospective Investors in Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Terms of the Notes (Continued)

Notice to Prospective Investors in Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the prospectus supplement and prospectus may not be publicly distributed in Mexico.

Notice to Prospective Investors in Taiwan

The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan. See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RHR5

PRS-10

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes may be less than the return you could earn on other investments and may be zero. Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Basket.

Your return on the notes will be subject to the capped value. As a result, the opportunity to participate in the possible increases in the level of the Basket through an investment in the notes will be limited because the redemption amount will not exceed the capped value.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

PRS-11

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the value of the Basket at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Basket Performance. The value of the notes prior to maturity will depend substantially on the value of the Basket. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the value of the Basket at such time is less than, equal to or not sufficiently above its starting level.

•

Capped Value. The value of the notes prior to the stated maturity date will be affected by the capped value as we do not anticipate that the notes will trade in the secondary market above the capped value.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Basket. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Basket changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance and value of the Basket at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the value of the Basket during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the value of the Basket at such time relative to the starting level, may adversely affect the value of the notes.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the value of the Basket, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Basket.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

The Settlement Price Of A Commodity May Change Unpredictably, Affecting The Value Of Your Notes In Unforeseeable Ways.

Trading in commodities is speculative and can be extremely volatile. The settlement price of a commodity may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather and acts of nature; agricultural conditions; international trade conditions; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; force majeure occurrences; increased exploration and enhanced production methods and other technological developments driven by increased commodity prices; changes in interest rates; speculation and trading activities in the commodities; and changes in exchange rates for the U.S. dollar (the currency in which the settlement prices for the commodities are quoted). These factors may affect the settlement price of a commodity and the value of your notes in varying ways.

The Valuation Of A Commodity May Not Be Consistent With Other Measures Of Value For Such Commodity.

The value of a commodity will be determined by reference to spot prices, fixing prices or futures contract prices of specified maturities for such commodity as quoted on specified exchanges. Such value will not necessarily be consistent with other valuations of the commodity, such as those as determined by reference to futures contracts on different exchanges, with different delivery points or with different maturities.

The Performance Of The Basket Components That Are Based On Futures Contracts May Differ From The Performance Of The Spot Prices Of The Relevant Commodities.

Five of the eight basket components—corn futures, sugar futures, soybean futures, crude oil futures and gasoline futures—are based on the price of futures contracts on the relevant commodities, rather than on their spot prices. The price of a futures contract on a commodity reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of the commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing the commodity for the length of the futures contract, interest costs related to financing the purchase of the commodity and expectations of supply and demand for the commodity. While changes in the price of a futures contract are usually correlated with the changes in the spot price of the relevant commodity, such correlation is not exact. In some cases, the performance of a futures contract on a commodity can deviate significantly from the spot price performance of the commodity, especially over longer periods of time. Accordingly, the component returns of the basket components that are based on futures contracts may be less than they would be if they reflected the spot price return of the relevant commodities.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

Changes In The Value Of One Or More Basket Components May Offset Each Other.

Price movements in the basket components may not correlate with each other. Even if the settlement price of one or more of the basket components increases, the settlement price of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the ending level of the Basket, increases in the settlement price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the settlement price of one or more of the other basket components. You cannot predict the future performance of any basket components or the Basket as a whole, or whether increases in the settlement prices of any of the basket components will be offset by decreases in the settlement prices of the other basket components, based on their historical performance.

The Types of Commodities Included In The Basket Are Not Equally Weighted.

The types of commodities in the Basket have different aggregate weightings: precious metals (12.5%); metals (25.0%); agriculture (37.5%); and energy (25.0%). The two energy commodities (crude oil and gasoline) are both petroleum-based commodities. As a result, market conditions and events that affect settlement prices of commodity types with a higher aggregate weighting relative to other commodity types will have a greater impact on the ending level than will market conditions and events that affect settlement prices of such other commodity types.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the settlement price of a commodity and, therefore, the value of your notes.

The settlement price for silver will be determined by reference to prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should stop operations, or if bullion trading by LBMA members should become subject to a value added tax, any other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected. In addition, there are no price limits applicable to LBMA contracts and, consequently, prices can decline without limitation over a period of time.

The settlement price for each of copper and nickel will be derived from principals’ markets which operate in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of such commodities in such markets. In a declining market, therefore, it is possible that prices would

PRS-14

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

continue to decline without limitation within a trading day or over a period of trading days. In addition, depending on the underlying commodity, contracts traded on the LME call for daily delivery from one day to three months following the date of the applicable contract and for monthly delivery from the seventh month following the date of the applicable contract up to 63 months following the date of the applicable contract. This is in contrast to contracts traded on futures exchanges, which call for delivery in stated delivery months. As a result, there may be greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices for LME contracts for certain delivery dates. If such aberrations occur with respect to the LME contracts for copper or nickel, the settlement price of copper or nickel, as applicable, could be adversely affected.

Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

U.S. regulatory agencies are currently considering and are expected to soon enact rules that may substantially affect the regulation of the commodity and futures markets. Although the final form of any new rules has not yet been determined, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could impact the ending level and volatility of the Basket which could in turn adversely affect the return on and the value of your notes.

An Investment In The Notes May Be Subject To Risks Associated With Foreign Commodity Exchanges.

You should be aware that investments in commodities that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

The Settlement Price Of A Commodity And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

The settlement price for the commodities will be quoted in U.S. dollars or cents, as applicable. As a result, appreciation of the U.S. dollar will increase the relative cost of such commodities for foreign consumers, thereby reducing demand for such commodities and affecting the settlement price of such commodities. As a result, the settlement price of the commodities and an investment in the notes may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the notes.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

The settlement price of a commodity may be determined by reference to the price of that commodity as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect such settlement price. Any such change which causes a decrease in such settlement price could adversely affect the value of the notes and the redemption amount. In addition, prices of commodities and commodity futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the settlement price of a commodity, the value of the notes and the redemption amount.

Your Return On The Notes Could Be Less Than If You Owned The Commodities Included In The Basket.

Your return on the notes will not reflect the return you would realize if you actually purchased the commodities in the Basket. You will not have any ownership interest or rights in any commodities included in the Basket.

Historical Settlement Prices Of A Commodity Should Not Be Taken As An Indication Of The Future Performance Of The Commodity During The Term Of The Notes.

The actual performance of a commodity over the term of the notes, as well as the redemption amount, may bear little relation to the historical performance of the commodity. The settlement price of a commodity will be influenced by complex and interrelated political, economic, financial, military and other factors that can affect the markets in which the commodity is traded and the value of that commodity itself. As a result, it is impossible to predict whether the settlement price of a commodity will rise or fall during the term of the notes.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To A Commodity.

In the ordinary course of business, we and our affiliates may from time to time express views on expected movements in the price of a commodity. These views are sometimes communicated to clients who participate in the commodities markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the commodities markets may at any time have significantly different views from those expressed by us or our affiliates. For reasons such as these, we believe that most investors in the commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the notes, you should investigate the commodities markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of business with respect to future commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to a commodity. Neither the offering of the notes nor any views which may from time to time be expressed by us or our affiliates in the ordinary course of business with respect to future price movements of a commodity constitutes a recommendation as to the merits of an investment in the notes.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell futures contracts or options on futures contracts on a commodity for the benefit of the holders of notes. An investment in the notes does not constitute an investment in futures contracts or options on futures contracts, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (“CPO”), or qualify for an exemption from the registration requirement. Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO, and holders of the notes will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level and determining whether a market disruption event has occurred. The calculation agent will also select a successor quotation source for a basket component if quotation of the settlement price for such basket component is discontinued or, if no successor quotation source is available, determine the settlement price of such basket component. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Value Of The Basket, Prices Of Commodities Included In The Basket Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire commodities included in the Basket or listed or over-the-counter derivative or synthetic instruments related to such commodities. Depending upon, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

To the extent that we or one or more of our affiliates has a long hedge position in any of the commodities included in the Basket, or derivative or synthetic instruments related to those commodities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the notes. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of a commodity included in the Basket and, accordingly, increase or decrease the value of the Basket. Although we have no reason to believe that any of those activities will have a material impact on the value of the Basket, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the commodities included in the Basket and other investments relating to such commodities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the settlement prices of such commodities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or one or more of our affiliates take any such position at any time, it is possible that we or one or more of our affiliates could receive substantial returns with respect to those positions while the value of your notes may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Basket. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

U.S. Taxpayers Will Be Required To Pay Taxes On The Notes Each Year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. Assuming such characterization and treatment are respected, if you are a U.S. person, you will generally be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to that income. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

In addition, any gain you may recognize upon the sale, exchange or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale, exchange or maturity of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

There Are Risks Associated With Each Of The Basket Components.

Silver.

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Copper.

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important include the electrical and construction sectors. Continued or increased weakness in those sectors may adversely affect the price of copper. In recent years demand has been supported by strong consumption from newly industrializing countries, which continue to be in a copper-intensive period of economic growth as they develop their infrastructure. Any change in these conditions may result in a decrease in the price of copper. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper and their availability and price also affects the demand for copper.

Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from countries that have experienced political instability and upheaval and, as a result, copper supply has been affected by strikes, financial problems and terrorist activity in recent years. Any improvement in such conditions may result in a decrease in the price of copper. The supply of copper is also affected by current and previous price levels, which influence investment decisions in new smelters.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

Nickel.

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Any reduction of growth in the production of stainless steel will reduce nickel demand as will reductions to inventory in response to changes in economic activity and/or pricing levels, and these factors can adversely affect nickel prices. There are substitutes for nickel and their availability and price also affects demand for nickel. In addition, the nickel alloy process used in stainless steel production also requires a large amount of energy. As a result, nickel prices may be negatively influenced by high global energy prices.

The supply of nickel is also affected by current and previous price levels, which influence investment decisions in new mines and smelters.

The world’s largest nickel producers are Canada and Russia. Since Russia produces a significant amount of world nickel production and has significant nickel reserves, nickel supply and hence nickel prices will be influenced by Russia’s political and economic stability.

Corn.

Corn prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of corn, but are also influenced by speculative actions and by currency exchange rates. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the demand from the pork, beef and poultry sectors, which use corn for feed. Adverse events in those industries will lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. In addition, prices for corn are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically, and fiscal and monetary issues, more generally. Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect corn prices. The United States, Brazil and China are the three biggest suppliers of corn crops.

Sugar.

Sugar prices are primarily affected by governmental policy and international trade agreements, speculative actions, currency exchange rates and the global demand for and supply of sugar. Sugar is primarily used as a human food sweetener, but it is also used in the production of fuel ethanol. Global demand for sugar is influenced by the level of human consumption of sweetened foods and beverages, the availability of sugar substitutes, consumer preferences and, to a lesser extent, by the demand for sugar as the basis for fuel ethanol. In addition, prices for sugar are affected by governmental and intergovernmental programs and policies regarding trade and agriculture, specifically, and fiscal and monetary policies, more generally. Extrinsic factors such as weather, disease and natural disasters also affect sugar prices. The world supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia, produce significant amounts of sugar for domestic consumption.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

Soybeans.

Soybean prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of soybeans. In addition, prices for soybeans are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically, and fiscal and monetary issues, more generally. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. Such alternative uses may be dependent on governmental action, such as subsidies or tariffs, and technological innovation. Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect soybean prices. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

Crude Oil.

Oil prices fluctuate widely. They are affected by numerous factors in addition to economic activity. These include weather, political events, discoveries of new reserves, labor activity, and, especially, direct government intervention such as embargos (and releases thereof), and supply disruptions (and restorations thereof) in major producing or consuming regions such as the Middle East, the United States, Latin America, China and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries (OPEC) can particularly affect world oil supply and oil prices. Oil prices could also be affected by any decision by OPEC to quote oil prices in a currency other than U.S. dollars (such as Euros), which could decrease liquidity in the first nearby month futures contract, and thereby affect the value of such futures contract. Market expectations about these events and speculative activity may also cause prices to fluctuate.

While short term demand/supply responsiveness to oil price changes can be limited due to short term constraints or stockpiling, generally oil demand and supply adjust to oil prices over time. Oil prices are also affected by factors such as interest rates, money supply, global economic trends, geopolitical events and speculation. All of these factors could adversely affect the settlement price of crude oil.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers, and such producers have in the past implemented curtailments of output and trade. Such efforts at supply curtailment (or the cessation thereof) could affect the settlement price of crude oil. Oil’s major end-use as a refined product is as a transport fuel, industrial fuel and in-home heating fuel. Potential for substitution exists in most areas. The development of a substitute product or transport fuel could adversely affect the settlement price of crude oil.

The supply of and demand for oil influence the price of oil in the medium-to-longer term. In the event of sudden disruptions in the supplies of oil, such as those caused by war, accidents, weather or acts of terrorism, prices of oil futures contracts and, consequently, the settlement price of crude oil, could become extremely volatile and unpredictable. Also, sudden and dramatic declines in futures contract prices may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the discovery of significant additional sources or reserves of oil, the introduction of new or previously withheld supplies into the market (e.g., oil from Iraq) or the introduction of substitute products or commodities. Any such declines could have a significant adverse effect on the settlement price of crude oil. In addition, the price of oil has on occasion been subject to very rapid and

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Risk Factors (Continued)

significant short-term changes due to speculative activities. Such volatility could lead some investors in oil futures contracts to withdraw from the applicable futures markets, which could adversely affect the liquidity of such markets and could adversely affect the settlement price of crude oil.

Gasoline.

Since gasoline is a refined product of crude oil, the price of gasoline tends to be affected by the same macroeconomic factors that affect the price of crude oil. For a description of these risks, see “—Crude Oil” above. In addition, gasoline prices are affected by seasonal demands for different formulations of gasoline, the level of refinery capacity and the governmental regulation of the refining process.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Hypothetical Payout Profile

The following profile is based on a hypothetical participation rate of 245% (the midpoint of the specified range for the participation rate) and a capped value of 146% or $1,460 per $1,000 note. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual participation rate and the term of your investment.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical participation rate of 245% (the midpoint of the specified range for the participation rate) and assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Basket Component	Initial Component Price	Final Component Price	Component Return
Silver	3365.00	3866.39	14.90%
Copper	8325.00	8866.13	6.50%
Nickel	19990.00	22708.64	13.60%
Corn	629.50	795.06	26.30%
Sugar	24.47	28.26	15.49%
Soybeans	1271.00	1419.71	11.70%
Crude Oil	121.66	159.50	31.10%
Gasoline	3.0702	3.4632	12.80%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (12.5% x 14.90%) + (12.5% x 6.50%) + (12.5% x 13.60%) + (12.5% x 26.30%) +

(12.5% x 15.49%) + (12.5% x 11.70%) + (12.5% x 31.10%) + (12.5% x 12.80%)] = 116.55

Since the ending level is greater than the starting level, the redemption amount would equal:

$1,000 +	$1,000	x	116.55 – 100	x 245%	= $	1,405.48
100

On the stated maturity date you would receive $1,405.48 per $1,000 note.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 2. Redemption amount is greater than the original offering price but less than the capped value:

Basket Component	Initial Component Price	Final Component Price	Component Return
Silver	3365.00	3926.96	16.70%
Copper	8325.00	9265.73	11.30%
Nickel	19990.00	21269.36	6.40%
Corn	629.50	574.10	-8.80%
Sugar	24.47	28.75	17.49%
Soybeans	1271.00	1198.55	-5.70%
Crude Oil	121.66	137.35	12.90%
Gasoline	3.0702	3.3404	8.80%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (12.5% x 16.70%) + (12.5% x 11.30%) + (12.5% x 6.40%) + (12.5% x -8.80%) + (12.5% x 17.49%) + (12.5% x -5.70%) + (12.5% x 12.90%) + (12.5% x 8.80%)] = 107.39

Since the ending level is greater than the starting level, the redemption amount would equal:

$1,000	+	$1,000	x	107.39 – 100	x 245%	= $	1,181.06
100

On the stated maturity date you would receive $1,181.06 per $1,000 note.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the capped value:

Basket Component	Initial Component Price	Final Component Price	Component Return
Silver	3365.00	4263.46	26.70%
Copper	8325.00	10930.73	31.30%
Nickel	19990.00	29265.36	46.40%
Corn	629.50	574.10	-8.80%
Sugar	24.47	28.75	17.49%
Soybeans	1271.00	1724.75	35.70%
Crude Oil	121.66	149.52	22.90%
Gasoline	3.0702	3.3404	8.80%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (12.5% x 26.70%) + (12.5% x 31.30%) + (12.5% x 46.40%) + (12.5% x -8.80%) +

(12.5% x 17.49%) + (12.5% x 35.70%) + (12.5% x 22.90%) + (12.5% x 8.80%)] = 122.56

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	122.56 – 100	x 245%	= $	1,552.72
100

On the stated maturity date you would receive $1,460.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Basket at a rate of 245% (assuming a participation rate of 245%, the midpoint of the specified range for the participation rate) up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 118.78% of the starting level since your return on the notes for any ending level greater than 118.78% of the starting level will be limited to the capped value.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Hypothetical Payments at Stated Maturity (Continued)

Example 4. Redemption amount is equal to the original offering price:

Basket Component	Initial Component Price	Final Component Price	Component Return
Silver	3365.00	2193.98	-34.80%
Copper	8325.00	7425.90	-10.80%
Nickel	19990.00	16911.54	-15.40%
Corn	629.50	489.12	-22.30%
Sugar	24.47	16.98	-30.61%
Soybeans	1271.00	687.61	-45.90%
Crude Oil	121.66	98.91	-18.70%
Gasoline	3.0702	2.6926	-12.30%

Based on the component returns set forth above, the ending level would equal:

100 x [1 + (12.5% x -34.80%) + (12.5% x -10.80%) + (12.5% x -15.40%) + (12.5% x -22.30%) + (12.5% x -30.61%) + (12.5% x -45.90%) + (12.5% x -18.70%) + (12.5% x -12.30%)] = 76.15

Although the ending level is less than the starting level, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

To the extent that the component returns, the ending level and the actual participation rate differ from the values assumed above, the results indicated above would be different.

PRS-28

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Hypothetical Returns

The following table illustrates, for a hypothetical participation rate of 245% (the midpoint of the specified range of the participation rate) and a range of hypothetical ending levels of the Basket:

•	the hypothetical percentage change from the starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
135.00	35.00%	$1,460.00	46.00%	5.89%
130.00	30.00%	$1,460.00	46.00%	5.89%
125.00	25.00%	$1,460.00	46.00%	5.89%
118.78	18.78%	$1,460.00	46.00%	5.89%
115.00	15.00%	$1,367.50	36.75%	4.86%
110.00	10.00%	$1,245.00	24.50%	3.39%
105.00	5.00%	$1,122.50	12.25%	1.78%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
75.00	-25.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$1,000.00	0.00%	0.00%
65.00	-35.00%	$1,000.00	0.00%	0.00%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level and the actual participation rate.

PRS-29

Growth Securities Notes Linked to a Commodity Basket due September , 2018

The Basket

The Basket will represent a weighted portfolio of the following eight basket components, with the return of each basket component having a 12.5% weighting: silver; copper; nickel; corn futures; sugar futures; soybean futures; crude oil futures; and gasoline futures. The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “Silver,” “Copper,” “Nickel,” “Corn,” “Sugar,” “Soybeans,” “Crude Oil,” and “Gasoline.” The Basket does not reflect the performance of all commodities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily levels of the Basket for the period from January 1, 2002 to February 21, 2012, assuming that the Basket was constructed on January 1, 2002 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the settlement prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-30

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Silver

The settlement price of silver on any day will be determined by reference to the official fixing price per troy ounce of silver, expressed in U.S. cents, for delivery in London through a member of the LBMA authorized to effect such delivery. Once each day during London trading hours there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London fixing is traditionally limited to three market-making members of the LBMA. These members meet by telephone at 12:00 noon (London time) each working day.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices can decline without limitation over a period of time.

The London silver markets are the principal global clearing centers for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London silver markets is the LBMA, a self-regulatory association.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of silver for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was 3365.00¢.

PRS-31

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Silver (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of silver for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High		Low		Last
2002
First Quarter	484.50	¢	423.50	¢	467.50	¢
Second Quarter	505.00	¢	444.50	¢	487.00	¢
Third Quarter	509.75	¢	442.00	¢	453.25	¢
Fourth Quarter	474.25	¢	429.50	¢	466.50	¢
2003
First Quarter	492.75	¢	437.75	¢	446.00	¢
Second Quarter	486.50	¢	437.00	¢	450.50	¢
Third Quarter	531.75	¢	455.50	¢	511.50	¢
Fourth Quarter	596.50	¢	481.50	¢	596.50	¢
2004
First Quarter	782.50	¢	597.50	¢	782.50	¢
Second Quarter	829.00	¢	549.50	¢	591.00	¢
Third Quarter	682.00	¢	587.50	¢	666.50	¢
Fourth Quarter	804.00	¢	668.50	¢	681.50	¢
2005
First Quarter	757.00	¢	639.00	¢	718.75	¢
Second Quarter	753.00	¢	685.00	¢	710.00	¢
Third Quarter	753.00	¢	674.00	¢	753.00	¢
Fourth Quarter	922.50	¢	734.50	¢	883.00	¢
2006
First Quarter	1175.50	¢	883.00	¢	1175.50	¢
Second Quarter	1494.00	¢	972.00	¢	1070.00	¢
Third Quarter	1315.00	¢	1052.00	¢	1155.00	¢
Fourth Quarter	1405.00	¢	1082.50	¢	1290.00	¢
2007
First Quarter	1458.00	¢	1221.00	¢	1335.00	¢
Second Quarter	1409.00	¢	1226.00	¢	1254.00	¢
Third Quarter	1365.00	¢	1167.00	¢	1365.00	¢
Fourth Quarter	1582.00	¢	1321.00	¢	1476.00	¢
2008
First Quarter	2092.00	¢	1493.00	¢	1799.00	¢
Second Quarter	1856.00	¢	1619.00	¢	1765.00	¢
Third Quarter	1930.00	¢	1066.00	¢	1296.00	¢
Fourth Quarter	1228.00	¢	888.00	¢	1079.00	¢
2009
First Quarter	1439.00	¢	1051.00	¢	1311.00	¢
Second Quarter	1597.00	¢	1198.00	¢	1394.00	¢
Third Quarter	1738.00	¢	1247.00	¢	1645.00	¢
Fourth Quarter	1918.00	¢	1621.00	¢	1699.00	¢
2010
First Quarter	1884.00	¢	1514.00	¢	1750.00	¢
Second Quarter	1964.00	¢	1736.00	¢	1874.00	¢
Third Quarter	2207.00	¢	1755.00	¢	2207.00	¢
Fourth Quarter	3070.00	¢	2195.00	¢	3063.00	¢
2011
First Quarter	3787.00	¢	2668.00	¢	3787.00	¢
Second Quarter	4870.00	¢	3250.00	¢	3502.00	¢
Third Quarter	4349.00	¢	2816.00	¢	3045.00	¢
Fourth Quarter	3542.00	¢	2616.00	¢	2818.00	¢
2012
January 1, 2012 to February 21, 2012	3437.00	¢	2878.00	¢	3365.00	¢

PRS-32

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Copper

The settlement price of copper on any day will be determined by reference to the official cash offer price per tonne of copper Grade A on the LME for the spot market, expressed in U.S. dollars per tonne, as made public by the LME.

The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. There are no price limits applicable to LME prices, and therefore prices can decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of copper for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was $8,325.00.

PRS-33

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Copper (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of copper for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High	Low	Last
2002
First Quarter	$1,650.50	$1,421.00	$1,623.00
Second Quarter	$1,689.50	$1,551.00	$1,654.00
Third Quarter	$1,667.50	$1,434.50	$1,434.50
Fourth Quarter	$1,649.50	$1,429.00	$1,536.00
2003
First Quarter	$1,728.00	$1,544.50	$1,587.50
Second Quarter	$1,711.50	$1,564.00	$1,644.00
Third Quarter	$1,824.50	$1,638.00	$1,794.00
Fourth Quarter	$2,321.00	$1,790.50	$2,321.00
2004
First Quarter	$3,105.50	$2,337.00	$3,067.50
Second Quarter	$3,170.00	$2,554.00	$2,664.50
Third Quarter	$3,140.00	$2,700.00	$3,140.00
Fourth Quarter	$3,287.00	$2,835.00	$3,279.50
2005
First Quarter	$3,424.50	$3,072.00	$3,408.00
Second Quarter	$3,670.00	$3,113.00	$3,597.00
Third Quarter	$3,978.00	$3,444.00	$3,949.00
Fourth Quarter	$4,650.00	$3,905.00	$4,584.50
2006
First Quarter	$5,527.50	$4,537.00	$5,527.50
Second Quarter	$8,788.00	$5,561.00	$7,501.00
Third Quarter	$8,233.00	$7,230.00	$7,601.00
Fourth Quarter	$7,740.00	$6,290.00	$6,290.00
2007
First Quarter	$6,940.00	$5,225.50	$6,940.00
Second Quarter	$8,225.00	$6,916.00	$7,650.00
Third Quarter	$8,210.00	$6,960.00	$8,165.00
Fourth Quarter	$8,301.00	$6,272.50	$6,676.50
2008
First Quarter	$8,881.00	$6,666.00	$8,520.00
Second Quarter	$8,884.50	$7,921.00	$8,775.50
Third Quarter	$8,985.00	$6,419.00	$6,419.00
Fourth Quarter	$6,379.00	$2,770.00	$2,902.00
2009
First Quarter	$4,078.00	$3,050.50	$4,035.00
Second Quarter	$5,266.00	$3,963.50	$5,108.00
Third Quarter	$6,490.50	$4,821.00	$6,136.00
Fourth Quarter	$7,346.00	$5,856.00	$7,346.00
2010
First Quarter	$7,830.00	$6,242.00	$7,830.00
Second Quarter	$7,950.50	$6,091.00	$6,515.00
Third Quarter	$8,053.50	$6,354.00	$8,053.50
Fourth Quarter	$9,739.50	$8,085.50	$9,739.50
2011
First Quarter	$10,148.00	$8,980.00	$9,399.50
Second Quarter	$9,823.00	$8,536.50	$9,301.00
Third Quarter	$9,827.00	$6,975.50	$7,131.50
Fourth Quarter	$8,040.00	$6,785.00	$7,554.00
2012
January 1, 2012 to February 21, 2012	$8,610.00	$7,471.00	$8,325.00

PRS-34

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Nickel

The settlement price of nickel on any day will be determined by reference to the official cash seller and settlement price per tonne of Primary Nickel on the LME, expressed in U.S. dollars per tonne, as made public by the LME.

The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. There are no price limits applicable to LME prices, and therefore prices can decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of nickel for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was $19,990.00.

PRS-35

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Nickel (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of nickel for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High	Low	Last
2002
First Quarter	$6,860.00	$5,625.00	$6,710.00
Second Quarter	$7,440.00	$6,495.00	$7,080.00
Third Quarter	$7,725.00	$6,305.00	$6,450.00
Fourth Quarter	$7,565.00	$6,445.00	$7,100.00
2003
First Quarter	$9,105.00	$7,210.00	$7,940.00
Second Quarter	$9,550.00	$7,710.00	$8,395.00
Third Quarter	$10,325.00	$8,330.00	$10,220.00
Fourth Quarter	$16,670.00	$10,250.00	$16,650.00
2004
First Quarter	$17,770.00	$12,200.00	$13,885.00
Second Quarter	$15,330.00	$10,530.00	$14,990.00
Third Quarter	$15,980.00	$12,050.00	$15,100.00
Fourth Quarter	$16,595.00	$12,685.00	$15,205.00
2005
First Quarter	$16,565.00	$14,035.00	$16,250.00
Second Quarter	$17,750.00	$14,520.00	$14,700.00
Third Quarter	$15,600.00	$13,410.00	$13,600.00
Fourth Quarter	$14,120.00	$11,500.00	$13,380.00
2006
First Quarter	$15,340.00	$13,505.00	$15,340.00
Second Quarter	$23,100.00	$15,600.00	$22,275.00
Third Quarter	$34,750.00	$22,690.00	$31,500.00
Fourth Quarter	$35,455.00	$29,995.00	$34,205.00
2007
First Quarter	$50,345.00	$32,900.00	$45,500.00
Second Quarter	$54,200.00	$35,850.00	$35,850.00
Third Quarter	$36,950.00	$25,055.00	$31,050.00
Fourth Quarter	$33,655.00	$25,510.00	$25,805.00
2008
First Quarter	$33,300.00	$26,410.00	$29,805.00
Second Quarter	$30,025.00	$21,530.00	$21,675.00
Third Quarter	$21,880.00	$15,755.00	$15,755.00
Fourth Quarter	$16,000.00	$8,810.00	$10,810.00
2009
First Quarter	$13,420.00	$9,405.00	$9,405.00
Second Quarter	$16,010.00	$9,555.00	$16,010.00
Third Quarter	$21,070.00	$14,360.00	$17,335.00
Fourth Quarter	$19,495.00	$15,810.00	$18,480.00
2010
First Quarter	$24,950.00	$17,035.00	$24,950.00
Second Quarter	$27,600.00	$17,955.00	$19,430.00
Third Quarter	$23,425.00	$18,735.00	$23,390.00
Fourth Quarter	$24,960.00	$21,290.00	$24,960.00
2011
First Quarter	$29,030.00	$24,050.00	$26,080.00
Second Quarter	$27,420.00	$21,410.00	$23,125.00
Third Quarter	$25,080.00	$17,925.00	$18,305.00
Fourth Quarter	$19,825.00	$16,935.00	$18,280.00
2012
January 1, 2012 to February 21, 2012	$21,830.00	$18,430.00	$19,990.00

PRS-36

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Corn

The settlement price of corn futures on any day will be determined by reference to the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel traded on the CBOT, as made public by the CBOT.

The CBOT, established in 1848, is a futures and futures-options exchange. In its early history, the CBOT traded only agricultural commodities such as corn, wheat, oats and soybeans. Futures contracts at the exchange evolved to include non-storable agricultural commodities and non-agricultural products. South American soybean futures and ethanol futures, the exchange’s newest products, were introduced in 2005 in response to shifting trends in the global agricultural economy.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of corn futures for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was 629.50¢.

PRS-37

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Corn (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of corn futures for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High		Low		Last
2002
First Quarter	214.75	¢	202.50	¢	202.50	¢
Second Quarter	233.75	¢	196.00	¢	233.00	¢
Third Quarter	292.50	¢	222.50	¢	251.50	¢
Fourth Quarter	260.00	¢	235.75	¢	235.75	¢
2003
First Quarter	245.25	¢	227.75	¢	236.50	¢
Second Quarter	255.75	¢	223.75	¢	223.75	¢
Third Quarter	247.00	¢	205.50	¢	220.25	¢
Fourth Quarter	253.50	¢	213.75	¢	246.00	¢
2004
First Quarter	320.00	¢	250.00	¢	320.00	¢
Second Quarter	330.50	¢	262.50	¢	262.50	¢
Third Quarter	263.00	¢	205.25	¢	205.50	¢
Fourth Quarter	209.00	¢	197.00	¢	204.75	¢
2005
First Quarter	228.50	¢	194.75	¢	213.00	¢
Second Quarter	235.50	¢	203.50	¢	222.25	¢
Third Quarter	260.00	¢	203.25	¢	205.50	¢
Fourth Quarter	216.25	¢	191.25	¢	215.75	¢
2006
First Quarter	239.50	¢	205.00	¢	236.00	¢
Second Quarter	263.00	¢	228.25	¢	246.00	¢
Third Quarter	268.25	¢	219.00	¢	262.50	¢
Fourth Quarter	390.50	¢	264.00	¢	390.25	¢
2007
First Quarter	438.50	¢	354.50	¢	374.50	¢
Second Quarter	419.00	¢	340.00	¢	340.00	¢
Third Quarter	386.75	¢	310.00	¢	373.00	¢
Fourth Quarter	455.50	¢	339.75	¢	455.50	¢
2008
First Quarter	572.50	¢	462.50	¢	567.25	¢
Second Quarter	768.25	¢	576.25	¢	737.75	¢
Third Quarter	761.00	¢	487.50	¢	487.50	¢
Fourth Quarter	484.00	¢	309.25	¢	407.00	¢
2009
First Quarter	427.50	¢	349.25	¢	404.75	¢
Second Quarter	449.50	¢	354.50	¢	354.50	¢
Third Quarter	358.00	¢	306.25	¢	344.00	¢
Fourth Quarter	417.50	¢	333.50	¢	414.50	¢
2010
First Quarter	423.00	¢	345.00	¢	345.00	¢
Second Quarter	378.25	¢	333.25	¢	362.75	¢
Third Quarter	521.75	¢	362.75	¢	495.75	¢
Fourth Quarter	629.00	¢	465.75	¢	629.00	¢
2011
First Quarter	736.75	¢	595.00	¢	693.25	¢
Second Quarter	787.00	¢	644.25	¢	648.00	¢
Third Quarter	775.25	¢	592.50	¢	592.50	¢
Fourth Quarter	660.50	¢	579.00	¢	646.50	¢
2012
January 1, 2012 to February 21, 2012	658.50	¢	593.50	¢	629.50	¢

PRS-38

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Sugar

The settlement price of sugar futures on any day will be determined by reference to the official settlement price per pound of deliverable-grade cane sugar of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per pound traded on the ICE, as made public by the ICE.

ICE operates regulated exchanges, trading platforms and clearing houses serving global markets for agriculture, credit, currency, emissions, energy and equity index markets. ICE operates three futures exchanges: London-based ICE Futures Europe, which hosts trading in crude and refined oil futures contracts; and New York-based ICE Futures U.S. and ICE Futures Canada, each of which hosts trading in agriculture, currency and Russell Index futures and options contracts. ICE products trade electronically on the Intercontinental Exchange platform alongside with its traditional open outcry market platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of sugar futures for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was 24.47¢.

PRS-39

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Sugar (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of sugar futures for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High		Low		Last
2002
First Quarter	8.03	¢	5.37	¢	5.93	¢
Second Quarter	5.98	¢	4.83	¢	4.96	¢
Third Quarter	6.92	¢	5.16	¢	6.44	¢
Fourth Quarter	7.81	¢	6.49	¢	7.61	¢
2003
First Quarter	9.01	¢	7.40	¢	7.68	¢
Second Quarter	7.73	¢	6.16	¢	6.22	¢
Third Quarter	7.35	¢	5.96	¢	6.44	¢
Fourth Quarter	6.77	¢	5.67	¢	5.67	¢
2004
First Quarter	7.15	¢	5.36	¢	6.40	¢
Second Quarter	7.78	¢	6.25	¢	7.69	¢
Third Quarter	9.06	¢	7.54	¢	9.06	¢
Fourth Quarter	9.32	¢	8.35	¢	9.04	¢
2005
First Quarter	9.46	¢	8.52	¢	8.70	¢
Second Quarter	9.33	¢	8.22	¢	9.33	¢
Third Quarter	11.25	¢	9.16	¢	11.23	¢
Fourth Quarter	14.79	¢	11.20	¢	14.68	¢
2006
First Quarter	19.30	¢	14.18	¢	17.90	¢
Second Quarter	18.33	¢	15.03	¢	16.34	¢
Third Quarter	17.16	¢	10.87	¢	11.75	¢
Fourth Quarter	12.58	¢	10.89	¢	11.75	¢
2007
First Quarter	11.51	¢	9.85	¢	9.88	¢
Second Quarter	9.98	¢	8.56	¢	9.52	¢
Third Quarter	10.33	¢	9.09	¢	10.15	¢
Fourth Quarter	11.07	¢	9.70	¢	10.82	¢
2008
First Quarter	15.02	¢	10.73	¢	11.69	¢
Second Quarter	13.34	¢	9.52	¢	13.10	¢
Third Quarter	14.55	¢	11.94	¢	13.66	¢
Fourth Quarter	13.93	¢	10.57	¢	11.81	¢
2009
First Quarter	13.90	¢	11.43	¢	12.67	¢
Second Quarter	17.90	¢	12.22	¢	17.85	¢
Third Quarter	25.39	¢	16.96	¢	25.39	¢
Fourth Quarter	27.26	¢	21.24	¢	26.95	¢
2010
First Quarter	29.90	¢	16.57	¢	16.59	¢
Second Quarter	17.53	¢	13.67	¢	16.06	¢
Third Quarter	25.29	¢	16.28	¢	23.48	¢
Fourth Quarter	34.39	¢	22.99	¢	32.12	¢
2011
First Quarter	35.31	¢	25.65	¢	27.11	¢
Second Quarter	28.00	¢	20.47	¢	26.34	¢
Third Quarter	31.34	¢	24.13	¢	25.29	¢
Fourth Quarter	27.93	¢	22.75	¢	23.30	¢
2012
January 1, 2012 to February 21, 2012	24.96	¢	23.13	¢	24.47	¢

PRS-40

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Soybeans

The settlement price of soybean futures on any day will be determined by reference to the official settlement price per bushel of deliverable-grade soybeans of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel traded on the CBOT, as made public by the CBOT.

The CBOT, established in 1848, is a futures and futures-options exchange. In its early history, the CBOT traded only agricultural commodities such as corn, wheat, oats and soybeans. Futures contracts at the exchange evolved to include non-storable agricultural commodities and non-agricultural products. South American soybean futures and ethanol futures, the exchange’s newest products, were introduced in 2005 in response to shifting trends in the global agricultural economy.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of soybean futures for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was 1271.00¢.

PRS-41

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Soybeans (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of soybean futures for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High		Low		Last
2002
First Quarter	476.25	¢	418.25	¢	476.25	¢
Second Quarter	528.75	¢	456.50	¢	528.75	¢
Third Quarter	594.00	¢	519.50	¢	545.75	¢
Fourth Quarter	578.75	¢	523.50	¢	565.00	¢
2003
First Quarter	582.00	¢	548.00	¢	574.50	¢
Second Quarter	649.25	¢	573.75	¢	614.25	¢
Third Quarter	683.25	¢	519.25	¢	677.25	¢
Fourth Quarter	803.50	¢	678.00	¢	794.00	¢
2004
First Quarter	1055.75	¢	793.00	¢	995.00	¢
Second Quarter	1045.50	¢	782.50	¢	782.50	¢
Third Quarter	821.50	¢	523.50	¢	527.00	¢
Fourth Quarter	561.25	¢	505.25	¢	547.25	¢
2005
First Quarter	681.00	¢	499.50	¢	627.50	¢
Second Quarter	744.50	¢	609.50	¢	656.00	¢
Third Quarter	721.00	¢	557.50	¢	573.25	¢
Fourth Quarter	623.75	¢	554.00	¢	613.50	¢
2006
First Quarter	632.25	¢	565.00	¢	571.50	¢
Second Quarter	613.00	¢	555.25	¢	600.50	¢
Third Quarter	613.50	¢	538.50	¢	547.50	¢
Fourth Quarter	697.25	¢	542.50	¢	697.25	¢
2007
First Quarter	794.50	¢	664.50	¢	761.25	¢
Second Quarter	855.75	¢	715.50	¢	855.75	¢
Third Quarter	1009.00	¢	799.25	¢	991.25	¢
Fourth Quarter	1239.50	¢	925.50	¢	1214.25	¢
2008
First Quarter	1559.50	¢	1189.50	¢	1197.25	¢
Second Quarter	1598.00	¢	1211.00	¢	1598.00	¢
Third Quarter	1649.00	¢	1045.00	¢	1045.00	¢
Fourth Quarter	1053.00	¢	783.50	¢	980.00	¢
2009
First Quarter	1036.00	¢	844.00	¢	952.00	¢
Second Quarter	1267.00	¢	952.00	¢	1119.25	¢
Third Quarter	1160.50	¢	903.00	¢	927.00	¢
Fourth Quarter	1060.50	¢	885.00	¢	1048.50	¢
2010
First Quarter	1061.00	¢	908.00	¢	941.00	¢
Second Quarter	1009.00	¢	930.50	¢	931.00	¢
Third Quarter	1128.50	¢	937.00	¢	1106.75	¢
Fourth Quarter	1393.75	¢	1054.00	¢	1393.75	¢
2011
First Quarter	1451.00	¢	1270.00	¢	1410.25	¢
Second Quarter	1414.50	¢	1299.50	¢	1299.50	¢
Third Quarter	1457.50	¢	1179.00	¢	1179.00	¢
Fourth Quarter	1270.00	¢	1100.00	¢	1207.75	¢
2012
January 1, 2012 to February 21, 2012	1271.00	¢	1158.25	¢	1271.00	¢

PRS-42

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Crude Oil

The settlement price of crude oil futures on any day will be determined by reference to the official settlement price per barrel of the first nearby month futures contract for ICE Brent crude oil, expressed in U.S. dollars per barrel traded on the ICE, as made public by the ICE. The futures contract for Brent crude oil was introduced in 1988. The delivery point of Brent crude oil underlying the contract is Sullom Voe, Scotland.

ICE operates regulated exchanges, trading platforms and clearing houses serving global markets for agriculture, credit, currency, emissions, energy and equity index markets. ICE operates three futures exchanges: London-based ICE Futures Europe, which hosts trading in crude and refined oil futures contracts; and New York-based ICE Futures U.S. and ICE Futures Canada, each of which hosts trading in agriculture, currency and Russell Index futures and options contracts. ICE products trade electronically on the Intercontinental Exchange platform alongside with its traditional open outcry market platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth daily settlement prices of crude oil futures for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was $121.66.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Crude Oil (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of crude oil futures for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High	Low	Last
2002
First Quarter	$25.92	$18.41	$25.92
Second Quarter	$27.66	$23.30	$25.58
Third Quarter	$29.13	$24.89	$28.75
Fourth Quarter	$30.16	$22.70	$28.66
2003
First Quarter	$34.10	$24.35	$27.18
Second Quarter	$28.39	$23.26	$28.33
Third Quarter	$30.25	$25.32	$27.61
Fourth Quarter	$31.11	$27.10	$30.17
2004
First Quarter	$33.80	$28.83	$31.51
Second Quarter	$39.08	$30.21	$34.50
Third Quarter	$46.45	$35.92	$46.38
Fourth Quarter	$51.56	$37.38	$40.46
2005
First Quarter	$55.65	$40.51	$54.29
Second Quarter	$59.30	$47.88	$55.58
Third Quarter	$67.72	$55.72	$63.48
Fourth Quarter	$62.80	$54.05	$58.98
2006
First Quarter	$66.59	$58.15	$65.91
Second Quarter	$74.64	$66.39	$73.51
Third Quarter	$78.30	$60.12	$62.48
Fourth Quarter	$64.62	$57.87	$60.86
2007
First Quarter	$68.10	$51.70	$68.10
Second Quarter	$72.18	$64.44	$71.41
Third Quarter	$80.03	$68.69	$79.17
Fourth Quarter	$95.76	$76.58	$93.85
2008
First Quarter	$107.55	$86.62	$100.30
Second Quarter	$140.31	$100.17	$139.83
Third Quarter	$146.08	$89.22	$98.17
Fourth Quarter	$95.33	$36.61	$45.59
2009
First Quarter	$53.50	$39.55	$49.23
Second Quarter	$71.79	$48.44	$69.30
Third Quarter	$75.51	$60.43	$69.07
Fourth Quarter	$79.69	$67.20	$77.93
2010
First Quarter	$82.70	$69.59	$82.70
Second Quarter	$88.94	$69.55	$75.01
Third Quarter	$82.68	$71.45	$82.31
Fourth Quarter	$94.75	$81.10	$94.75
2011
First Quarter	$117.36	$93.33	$117.36
Second Quarter	$126.65	$105.12	$112.48
Third Quarter	$118.78	$102.57	$102.76
Fourth Quarter	$115.00	$99.79	$107.38
2012
January 1, 2012 to February 21, 2012	$121.66	$109.81	$121.66

PRS-44

Growth Securities Notes Linked to a Commodity Basket due September , 2018

Gasoline

The settlement price of gasoline futures on any day will be determined by reference to the official settlement price per gallon of the first nearby month futures contract for NYMEX RBOB gasoline, expressed in U.S. dollars per gallon traded on the NYMEX, as made public by the NYMEX. The futures contract for RBOB gasoline was introduced in 2005 and is used to price non-oxygenated gasoline blend-stock ready for the addition of 10% ethanol. The delivery point underlying the contract is F.O.B. from the seller’s facility in New York harbor ex-shore.

The NYMEX, the world’s largest physical commodity futures and options exchange, was founded more than 130 years ago. The NYMEX provides a regulated marketplace where industry participants use futures and options to minimize their price exposure in the physical energy market. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. Due to the fact that the settlement price for RBOB gasoline is not available for periods prior to October 4, 2005, the historical settlement price information below for RBOB gasoline for periods prior to October 4, 2005 is based on the futures contract settlement prices for the NYMEX Gasoline NY Unleaded (the predecessor to the NYMEX RBOB gasoline futures contract) as published on Bloomberg page HU1.

The following graph sets forth daily settlement prices of gasoline futures for the period from January 1, 2002 to February 21, 2012. The settlement price on February 21, 2012 was $3.0702.

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

Gasoline (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of gasoline futures for each quarter in the period from January 1, 2002 through December 31, 2011 and for the period from January 1, 2012 to February 21, 2012.

	High	Low	Last
2002
First Quarter	$0.8336	$0.5361	$0.8249
Second Quarter	$0.8698	$0.7296	$0.7938
Third Quarter	$0.8561	$0.7452	$0.8135
Fourth Quarter	$0.9325	$0.6854	$0.8648
2003
First Quarter	$1.1567	$0.8351	$0.9444
Second Quarter	$0.9341	$0.7678	$0.8699
Third Quarter	$1.1163	$0.7870	$0.8865
Fourth Quarter	$0.9497	$0.7840	$0.9492
2004
First Quarter	$1.1577	$0.9329	$1.1244
Second Quarter	$1.4578	$1.0585	$1.1562
Third Quarter	$1.3579	$1.1288	$1.3444
Fourth Quarter	$1.4376	$1.0412	$1.0887
2005
First Quarter	$1.6549	$1.1317	$1.6549
Second Quarter	$1.7310	$1.3985	$1.5721
Third Quarter	$2.6145	$1.6473	$2.1381
Fourth Quarter	$1.8888	$1.4806	$1.7400
2006
First Quarter	$2.0805	$1.4310	$2.0645
Second Quarter	$2.4895	$2.0512	$2.3931
Third Quarter	$2.4308	$1.4929	$1.5632
Fourth Quarter	$1.7106	$1.4466	$1.6021
2007
First Quarter	$2.1355	$1.3553	$2.1115
Second Quarter	$2.4405	$2.0177	$2.2942
Third Quarter	$2.3694	$1.8637	$2.0683
Fourth Quarter	$2.4962	$1.9813	$2.4758
2008
First Quarter	$2.7429	$2.2399	$2.6163
Second Quarter	$3.5480	$2.6392	$3.5015
Third Quarter	$3.5710	$2.3970	$2.4847
Fourth Quarter	$2.3600	$0.7927	$1.0082
2009
First Quarter	$1.5311	$1.0433	$1.4000
Second Quarter	$2.0711	$1.3717	$1.8972
Third Quarter	$2.0693	$1.6205	$1.7259
Fourth Quarter	$2.0705	$1.7203	$2.0525
2010
First Quarter	$2.3100	$1.8864	$2.3100
Second Quarter	$2.4351	$1.9308	$2.0606
Third Quarter	$2.1935	$1.8494	$2.0448
Fourth Quarter	$2.4532	$2.0410	$2.4532
2011
First Quarter	$3.1076	$2.3427	$3.1076
Second Quarter	$3.4648	$2.7766	$3.0316
Third Quarter	$3.1536	$2.5547	$2.6260
Fourth Quarter	$2.8247	$2.4489	$2.6863
2012
January 1, 2012 to February 21, 2012	$3.0702	$2.7313	$3.0702

PRS-46

Growth Securities Notes Linked to a Commodity Basket due September , 2018

United States Federal Income Tax Considerations

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is applicable to you only if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

United States Federal Income Tax Considerations (Continued)

federal income tax purposes. Under the contingent payment debt instrument rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi- annually, with a single projected payment at maturity of $     based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $         in 2012, $         in 2013, $         in 2014, $         in 2015, $         in 2016, $         in 2017, and $         in 2018. However, if the amount you receive at maturity were to be greater than $         for each $1,000 investment in the notes, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2018 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity were to be less than $         for each $1,000 investment in the notes, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2018 by an amount up to such difference. If the amount you receive at maturity is less than $         for each $1,000 investment in the notes, then you would recognize a net ordinary loss in 2018 in an amount equal to such difference. If you are a noncorporate holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

You are required to use the comparable yield set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield is provided to you for the sole purpose of determining your interest accruals in respect of the notes, and we make no representations regarding the amount of the single projected payment with respect to the notes.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. The adjusted issue price of a note at the beginning of any accrual period will generally be its original issue price increased by the amount of original issue discount allocable to all prior accrual periods (under the rules governing contingent payment debt instruments), determined without regard to any positive or negative adjustments to interest accruals described below.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and the

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

United States Federal Income Tax Considerations (Continued)

notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. Adjustments allocated to the interest amount are not made until the date the daily portion of interest

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate United States holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. If you are a noncorporate United States holder, any ordinary loss should not be subject to the two percent floor limitation on miscellaneous itemized deductions. The deductibility of capital losses is subject to limitations.

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income (including interest accruals based on the comparable yield for the notes) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange, redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain

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Growth Securities Notes Linked to a Commodity Basket due September , 2018

United States Federal Income Tax Considerations (Continued)

passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your interest income or gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. Although not free from doubt, an investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale, exchange or maturity of a note that is treated as interest for this purpose) in respect of your notes should not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(c)(3)(A) of the Code;

•	the interest (including original issue discount) is not effectively connected with the conduct of a trade or business within the United States; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of interest (including original issue discount or other amounts treated as interest for federal income tax purposes) on the notes that is paid to you. If the interest were to be effectively connected with the conduct of a trade or business within the United States, you would not be subject to the 30% withholding tax (assuming you certify as provided on IRS Form W-8ECI); however, you would be subject to United States federal income tax in the same manner as United States holders as described above, unless an applicable income tax treaty provides otherwise, and, if you are a corporation, you could be subject to a branch profits tax with respect to such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the IRS all payments made to you on your notes. In

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United States Federal Income Tax Considerations (Continued)

addition, Wells Fargo and other payors are required to report to the IRS any payment of proceeds of the sale, exchange or redemption of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

If you are a non-United States holder of notes, Wells Fargo and other withholding agents must report annually to the IRS and to you the amount of interest payments the withholding agent makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments made to you provided that Wells Fargo and other withholding agents do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

PRS-51